Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 18, 2006 (the “Commencement Date”), between Langer, Inc., a Delaware corporation (the “Company”), and Sara Cormack (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Employee and to be assured of the Employee’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to accept such employment on such terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1.    Term.

The term of this Agreement shall commence on the Commencement Date and shall expire on the third anniversary of Commencement Date (the “Term”), subject to earlier termination as provided herein.

2.    Duties.

(a)          During the Term of this Agreement, the Employee shall serve as the Chief Financial Officer of the Company, or in such other executive capacity as may be assigned to the Employee, and shall perform all duties commensurate with the Employee’s position and as may be assigned to the Employee by the Chairman of the Board of Directors or the Chief Executive Officer of the Company or such other person(s) as may be designated by the Board of Directors of the Company (the “Board”). The Employee shall devote the Employee’s full business time and energies to the business and affairs of the Company and shall use the Employee’s best efforts, skills and abilities to promote the interests of the Company, and to diligently and competently perform the duties of the Employee’s position.

(b)  The Employee shall report to the Chairman of the Board or the Chief Executive Officer or such other person(s) as may be designated by the Board and shall at all times keep the Chairman of the Board and the Chief Executive Officer (or such other officer as the Chairman of the Board, the Chief Executive Officer or the Board may designate from time to time) promptly and fully informed (in writing if so requested) of the Employee’s conduct and of the business or affairs of the Company, and provide such explanations of the Employee’s conduct as may be required.

3.    Compensation, Bonus, Stock Options, Benefits, etc.

(a)          Salary.   During the Term of this Agreement, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee’s observance and performance of all of the provisions hereof, an annual salary at the rate of $225,000 (the “Base Compensation”).  The Base Compensation shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts. The Employee’s performance and the Base Compensation shall be subject to annual review by the Company.

(b)         Bonus.  In addition to the Base Compensation described above, the Employee shall, in the sole and absolute discretion of the Compensation Committee of the Board, be entitled to performance bonuses which may be based upon a variety of factors, including the Employee’s performance and the achievement of Company goals, all as determined in the sole and absolute discretion of the Board or Compensation Committee of the Board.  Any bonus paid to the Employee shall be subject to withholding for applicable taxes and other amounts. In addition, the Employee may be entitled to participate in such other bonus plans, whether during the term of this Agreement as the Compensation Committee of the Board may, in its sole and absolute discretion, determine.

(c)           Stock Options. The Company shall issue and grant to Employee, under the Company’s 2005 Stock Incentive Plan (the “Plan”), options to purchase 100,000 shares of the Company’s common stock (“Common Stock”) having an exercise price equal to the closing price of the Common Stock on the date of grant, of which (i) 33,333 shall vest on the second anniversary of the Commencement Date; (ii) 33,333 shall vest on the third anniversary of the Commencement Date; and (iii) 33,334 shall vest on the fourth anniversary of the Commencement Date.  During the Term of this Agreement the Employee agrees not to sell, pledge, hypothecate or otherwise transfer the Common Stock issuable upon the exercise of each tranche of options identified above within a one year period after vesting of such tranche without the consent of the Board of Directors. The terms and provisions of such options shall be set forth in a stock option agreement in a form satisfactory to the Company and consistent with the Company’s standard form of stock option agreement under the Plan.   In addition, the Employee may be entitled, during the term of this Agreement, to receive such additional options, at such exercise prices and other terms as the Compensation Committee of the Board may, in its sole and absolute discretion, determine.

(d)           Benefits.  During the Term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, the Company’s medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers from time to time.  The Company and its affiliates retain the right to terminate or alter any such plans or policies from time to time.  The Employee shall also be entitled to four weeks’ paid vacation each year, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for its senior executive officers.

(e)           Reimbursement of Business Expenses.  During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation reasonably satisfactory to the Company and in accordance with and subject to the Company’s expense reimbursement policies, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement.

4.    Representations of Employee.

(a)          The Employee represents and warrants that the Employee is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompetition covenants, which presently has or may in the future have a possibility of adversely affecting the business of the Company or the performance by the Employee of the Employee’s duties under this Agreement.

(b)         During the Term and the Severance Period (as defined in Section 7(f)), if any, the Employee agrees that the Employee will not offer for sale, sell, pledge, assign, hypothecate or otherwise create any interest in or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in any of the foregoing) any shares of Common Stock owned by the Employee on the Commencement Date or any shares of Common Stock owned or acquired by him after the Commencement Date upon the conversion or exercise of options or any securities convertible into or exercisable or exchangeable for Common Stock, without first notifying the Board in writing to inquire as to whether there exist any facts or circumstances that would make it inadvisable for the Company if the Employee engaged in such transaction.

(c)           The representations, warranties and covenants of this Section 4 shall survive termination of the Employee’s employment hereunder and the expiration of the Term hereof.

5.             Confidentiality, Noncompetition, Nonsolicitation and Non-Disparagement.

For purposes of this Section 5, all references to the Company shall be deemed to include the Company’s affiliates and subsidiaries and their respective subsidiaries, whether now existing or hereafter established or acquired.  In consideration for the compensation and benefits provided to the Employee pursuant to this Agreement, the Employee agrees with the provisions of this Section 5.

(a)          Confidential Information.  (i)  The Employee acknowledges that as a result of the Employee’s retention by the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which is the exclusive property of the Company.  Accordingly, the Employee shall not, at any time, either during or subsequent to the Term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such Confidential Information for purposes in the best interests of the Company, and except for such Confidential Information which is or becomes of general public knowledge from authorized sources other than the Employee.

(ii) The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Company.

(b)         Return of Confidential Information.  Upon the termination of this Agreement or upon the request of the Company, the Employee shall promptly return to the Company all Confidential Information in the Employee’s possession or control, including but not limited to all drawings, manuals, computer printouts, computer databases, disks, data, files, lists, memoranda, letters, notes, notebooks, reports and other writings and copies thereof and all other materials relating to the Company’s business, including without limitation any materials incorporating Confidential Information.

(c)          Inventions, etc.  During the Term and for a period of one year thereafter, the Employee will promptly disclose to the Company all designs, processes, inventions, improvements, developments, discoveries, processes, techniques, and other information related to the business of the Company conceived, developed, acquired, or reduced to practice by the Employee alone or with others during the Term of this Agreement, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise (“Inventions”).

The Employee agrees that all copyrights created in conjunction with the Employee’s service to the Company and other Inventions, are “works made for hire” (as that term is defined under the Copyright Act of 1976, as amended).  All such copyrights, trademarks, and other Inventions shall be the sole and exclusive property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith.  To the extent any such copyright and other Inventions may not be works for hire, the Employee hereby assigns to the Corporation any and all rights the Employee now has or may hereafter acquire in such copyrights and any other Inventions.  Upon request the Employee shall deliver to the Company all drawings, models and other data and records relating to such copyrights, trademarks and Inventions. The Employee further agrees, as to all such Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain, register, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Inventions in and all countries, and to that end the Employee shall execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets and other rights and protection on and enforcing such Inventions, as the Company may desire, together with  any assignments thereof to the Company or persons designated by it.  Such obligation to assist the Company shall continue beyond the termination of the Employee’s service to the Company, but the Company shall compensate the Employee at a reasonable rate after termination of service for time actually spent by the Employee at the Company’s request for such assistance.  In the event the Company is unable, after reasonable effort, to secure the Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, trademark, trade secret, or other right or protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and the its duly authorized officers and agents as the Employee’s agent coupled with an interest and attorney-in-fact, to act for and in the Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets, or similar rights or protection thereon with the same legal force and effect as if executed by the Employee.

(d)           Non-competition.  The Employee will not utilize the Employee’s special knowledge of the business operations of the Company or its customers, suppliers and others to compete with the Company.  During the Term of this Agreement and (i) for a period of (A) one year after the termination of this Agreement pursuant to Sections 7(a), 7(b) or 7(e) hereof, as applicable; or (B) in the event of termination pursuant to Section 7(c), the duration of the Severance Period (as defined in Section 7(f)); or (ii) in the event the Agreement is not renewed, the Severance Period, if any; the Employee shall not engage, directly or indirectly, or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products or services are marketed, alone or in association with others, as principal, officer, agent, Employee, director, partner or stockholder (except with respect to the Employee’s employment by the Company), or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or substantially similar to that engaged in by the Company during the Term of this Agreement (it being understood hereby, that the ownership by the Employee of five percent (5%) or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 5).

(e)           Non-solicitation.  During the Term of this Agreement and (i) for a period of (A) one year after the termination of this Agreement pursuant to Sections 7(a), 7(b) or 7(e) hereof, as applicable; or (B) in the event of termination pursuant to Section 7(c), the duration of the Severance Period (as defined in Section 7(f)); or (ii) in the event the Agreement is not renewed, the Severance Period, if any; the Employee shall not, and shall not permit any of the Employee’s employees, agents or others under the Employee’s control to, directly or indirectly, on behalf of the Employee or any other person, (i) call upon, accept competitive business from, or solicit the competitive business of any individual or entity who is, or who had been at any time during the preceding two years, a customer of the Company or any successor to the business of the

 Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an Employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate such person’s employment or other relationship with the Company or such successor, or hire or enter into any business with any person who is employed by, or who has left the employ of, the Company or any such successor during the preceding two years.  The Employee shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company.  Any breach or violation by the Employee of the provisions of this Section 5 shall toll the running of any time periods set forth in this Section 5 for the duration of any such breach or violation.

(f)            Non-Disparagement.           The Employee shall not at any time, directly or indirectly, take any action (whether orally or in writing or otherwise) which has or may be expected to have the effect of disparaging the Company or any of its subsidiaries or affiliates or their directors, officers or executives or their respective reputations, including, but not limited to, their business models, practices, relationships, internal workings, financial condition or operations, in any manner whatsoever at any time.

6.    Remedies. The restrictions set forth in Section 5 are considered by the parties to be fair and reasonable.  The Employee acknowledges that the restrictions contained in Section 5 will not prevent him from earning a livelihood.  The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 5.  Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Employee for all reasonable attorneys’ fees and expenses incurred by the Company in enforcing these provisions.  In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Company shall not be required to post a bond as a condition to obtaining such remedy.  If any provisions of Sections 5 or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5 or 6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.  For purposes of this Section 6, all references to the Company shall be deemed to include the Company’s affiliates and subsidiaries, whether now existing or hereafter established or acquired.

7.    Termination; Non-renewal.   This Agreement may be terminated prior to the expiration of the Term set forth in Section 1 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 7.

(a)           Death or Permanent Disability.  If the Employee dies or becomes permanently disabled, this Agreement shall terminate effective at the end of the calendar month during which the Employee’s death occurs or when the Employee’s disability is deemed to have become permanent.  If the Employee is unable to perform the Employee’s normal duties for the Company because of illness or incapacity (whether physical or mental) for 45 consecutive days during the Term of this Agreement, or for 60 days (whether or not consecutive) out of any calendar year during the Term of this Agreement, the Employee’s disability shall be deemed to have become permanent.  If this Agreement is terminated on account of the death or permanent disability of the Employee, then the Employee or its estate shall be entitled to receive accrued Base Compensation through the date of such termination and the Employee and the Employee’s estate shall have no further entitlement to Base Compensation, bonus, or benefits, except in the case of the Employee’s death, the proceeds of the Life Insurance, from the Company following the effective date of such termination.

(b)           Cause.  This Agreement may be terminated at the Company’s option, immediately upon written notice to the Employee, upon: (i) the Employee’s commission of a misdemeanor or felony that, in the Board’s reasonable judgment, adversely affects the Company’s or any of the Company’s affiliates’ reputation, business or interests, or the ability of the Employee to perform the Employee’s duties as an employee of the Company;  (ii) the Employee’s act of fraud or dishonest act upon, or misappropriation of funds of, the Company or any of the Company’s affiliates;  (c) the Employee’s gross negligence, willful or intentional act or omission in the performance of the Employee’s duties under this Agreement as determined by the Board;  (d) the Employee’s disregard of a lawful direction of the Board or the executive officer to whom the Employee reports;  (e) the Employee’s appropriation for himself of a Company corporate opportunity without the express prior written consent of the Board;  (f) the Employee’s material breach of any of the Employee’s obligations under this Agreement (other than Section 5 of this Agreement) that continues unremedied for 14 days following the Employee’s receipt of written notice from the Board thereof;  (g) the Employee’s breach of any of the Employee’s obligations of any of the provisions of Section 5 of this Agreement; or (h) the Employee is convicted of a felony. If this Agreement is terminated by the Company for cause, then the Employee shall be entitled to receive accrued Base Compensation through the date of such termination.

(c)           Without Cause.  This Agreement may be terminated, at any time by the Company without cause immediately upon giving written notice to the Employee of such termination.  In such event, the Company shall continue to pay to the Employee the Base Compensation in accordance with the normal payroll practices of the Company for a period of six months commencing with the effective date of any termination pursuant to this Section 7(c), provided, however, Employee’s right to receive any such payment shall be subject to the Employee complying with the terms of this Agreement.  Additionally, the Company shall have the right, at its election if made on or before the time of termination, to continue to pay the Employee the Base Compensation for an additional period of up to six months, and if the

Company so elects, the Employee shall be bound by the provisions of Sections 5(d) and 5(e) of this Agreement for such additional period.    Notwithstanding the foregoing, no amount shall be payable to the Employee pursuant to this Paragraph 7(c) unless (i) such Employee’s termination of employment is a separation from service (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder), and (ii) the amount payable to the Employee pursuant to this Paragraph 7(c) shall not exceed two times the lesser of (A) the sum of the Employee’s compensation (as defined in Treasury Regulation Section 1.415-1(d)(2)) for services provided to the Company as an employee for the calendar year preceding the calendar year in which the Employee has a separation from service, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for such year.

(d)           Non-renewal.  In the event the Company fails to renew or extend the Term, the Company shall have the right, at its election, to continue to pay the Employee the Base Compensation for an additional period of up to one year after the expiration of the Term, and if the Company so elects, the Employee shall be bound by the provisions of Sections 5(d) and 5(e) of this Agreement for such additional period, provided, however, Employee’s right to receive any such payment shall be subject to the Employee complying with the terms of this Agreement.  Any such election shall be made in writing at least 90 days prior to the expiration of the Term and shall specify the length of such additional period.

(e)           By Employee.  The Employee may terminate the Agreement at anytime upon providing the Company with two weeks prior written notice. If this Agreement is terminated by the Employee pursuant to this Section 7(e), then the Employee shall be entitled to receive the Employee’s accrued Base Compensation and benefits through the effective date of such termination and the Employee shall have no further entitlement to Base Compensation, bonus, or benefits from the Company following the effective date of such termination.

(f)          Severance Payment.  The period of time during which the Company continues to pay (or would continue to pay, but for any breach by the Employee of this Agreement) the Employee following the termination or expiration of this Agreement pursuant to Sections 7(c) or 7(d) shall be referred to as the “Severance Period”, and the amounts due thereunder shall be referred to as the “Severance Payment.”  The Severance Payment shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts.  In lieu of cash, at the option of the Company, the Severance Payment may be payable through the issuance of Common Stock on the effective date of such termination or expiration, based upon the closing price of the Common Stock on such date.

8.    Miscellaneous.

(a)          Survival.  The provisions of Sections 5, 6, 7, and 8 shall survive the termination of this Agreement.

(b)         Entire Agreement.  This Agreement sets forth the entire understanding of the parties and, except as specifically set forth herein, merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c)          Modification.  This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d)         Waiver.  Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e)          Successors and Assigns.  Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company;  and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company.  Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f)          Communications.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

If to the Company: Langer, Inc 450 Commack Road Deer Park, New York 11729 Facsimile: (631) 667-1203 Attention: Chief Executive Officer	With a copy to: Kane Kessler, P.C. 1350 Avenue of the Americas New York, New York 10019 Facsimile: (212) 245-3009 Attention: Robert L. Lawrence, Esq.

If to the Employee, to:	With a copy to:

Facsimile:	Facsimile:
Attention:

(g)         Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provisions held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h)         Jurisdiction; Venue.  This Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York.  Any breach of any provision of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York, and the parties irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of New York County, New York for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement and waive any objections on the grounds of forum non conveniens or otherwise.  The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

(i)           Governing Law; Indemnification.  This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.  Notwithstanding the foregoing, the Employee shall have the right to any indemnification to the extent provided for such Employee in the Company’s certificate of incorporation, bylaws, and the provisions of Delaware law.

(j)           Counterparts.  This Agreement may be executed in any number of counterparts, but all counterparts will together constitute but one agreement.

(k)          Code Section 409A.  The parties to this Agreement intend that the Agreement be exempt from (or, if not so exempt, comply with) Section 409A of the U.S. Internal Revenue Code (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention.  To the extent required by Section 409A of the Code, no payment or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of the Employee’s termination of employment with the Company shall be made earlier than the date that is six (6) months and one day following the date on which the Employee separates from service with the Company and its affiliates (within the meaning of Section 409A of the Code).

This Agreement is for the sole and exclusive benefit of the parties hereto and shall not be deemed for the benefit of any other person or entity.

[Signature Page Follows:]

In Witness Whereof, each of the parties hereto has duly executed this Employment Agreement as of the date set forth above.

Langer, Inc.		Employee

By:
	W. Gray Hudkins, President and Chief Executive Officer:	Sara Cormack